Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

8POINT3 ENERGY PARTNERS LP

This Certificate of Limited Partnership of 8point3 Energy Partners LP (the “Partnership”), dated March 2, 2015, has been duly executed and is filed pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) to form a limited partnership under the Act.

Article One

The name of the limited partnership is “8point3 Energy Partners LP.”

Article Two

The address of the Partnership’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name the Partnership’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

Article Three

The name and mailing address of the general partner are as follows:

Name	Mailing Address
8point3 General Partner, LLC	77 Rio Robles San Jose, California 95134

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership of 8point3 Energy Partners LP as of the date first written above.

8point3 General Partner, LLC, its General Partner

By:	/s/ Lindsey Wiedmann
Lindsey Wiedmann
Authorized Person